ARTICLES OF INCORPORATION
                                OF
                             CDT INC.

      I.      NAME:  The name of the corporation is:

                             CDT INC.

      II. PRINCIPAL OFFICE: The location of the principal office of this corporation within the State of Nevada is located at: c/o Broadmoor Associates, Inc., 1136 Crossroads Plaza,
      P.O. Box 2794, Wendover, Nevada 89883.

      III. Purpose: The purpose for which this corporation is formed is to engage in any lawful activity.

      IV. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorization of capital stock of the corporation shall be TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), consisting of twenty five Million (25,000,000) shares of common stock with a par value of ONE TENTH OF ONE CENT ($0.001) per share.

      V. DIRECTORS: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be specified by the By-Laws of the corporation; provided, however, the number of directors shall hot be reduced to less than three (3).

               The name and address of the Directors comprising the first Board of Directors is as follows:

           CHERIE TIMOTHY          3633 South 3325 West
                                   West Valley, Utah  84119

           DAN DOW                 463 Havasu
                                   Tooele, Utah 84074

           CINDY DOW               463 Havasu
                                   Tooele, Utah 84074

                 The name and residence address within the State of Nevada of this Corporation's initial resident agent shall be Broadmoor Associates, Inc., 1136 Crossroads Plaza, P.O.
      Box 2794, Wendover, Nevada 89883.

      VI. INCORPORATORS: The name and address of the incorporator signing these Articles of Incorporation is as follows:

              CHERIE TIMOTHY               3633 South 3325 West
                                           West Valley, Utah  84119


      VII. STOCK NON-ASSESSABLE: The capital stock or holder thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation.

      VIII. TERM OF EXISTENCE: This corporation shall have perpetual existence.

      IX. CUMULATIVE VOTING: No cumulative voting shall be permitted in the election of Directors.

      X. PREEMPTIVE RIGHTS: Stockholders shall not be entitled to preemptive rights.

                 THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Nevada., does make and file these Articles of Incorporation, hereby declaring and certifying the facts stated are true, and accordingly has hereunto set his hand this 28th day of March, 1990.




                                   _______________________
                                   CHERIE TIMOTHY




Subscribed and sworn this 28th day Of March 1990.



                                   Linda Fredrickson
                                   NOTARY PUBLIC
                                   Residing in Salt Lake County,
                                   State of Utah.
My commission expires:
08-25-1990